Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 28, 2024 (except for the reverse stock split described in Note 1, as to which the date is January 27, 2025), with respect to the consolidated financial statements of Quantum Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Bellevue, Washington
February 6, 2025